EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

DRAFT

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2016 RESULTS

~ Adjusted Fourth Quarter Diluted EPS of $0.40 and Adjusted Full Year Diluted EPS of $2.06 ~
~ Company Introduces Fiscal 2017 Guidance ~
~ Board Approves 18% Increase in the Company’s Regular Quarterly Dividend ~

Paramus, NJ – March 31, 2016 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2016 results for the periods ended January 31, 2016.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are very pleased to end fiscal 2016 with a solid fourth quarter and to have delivered on the annual revenue and earnings targets that we set at the beginning of the year. Our sales increase of 5.5% on a constant currency basis, gross margin expansion and adjusted operating income growth of 3.7% in fiscal 2016 reflect our ability to navigate and execute in a challenging retail environment. Both our fourth quarter and fiscal 2016 performance demonstrate the strength of our Movado brand and licensed brand portfolio, which continue to outperform the overall watch market, as well as the early success of our new collection launches. We are proud of the strong execution by our teams around the world.”

Mr. Grinberg continued, “We remain confident in the positioning of our brands and businesses as we begin fiscal 2017. We expect our owned and licensed brands to continue to benefit from our strong innovation pipeline and our investments in our global infrastructure, which are expected to fuel continued growth despite our expectation that the environment will remain challenging. Notably, we are pleased to have announced today our increase in ownership to 100% in our joint venture subsidiaries in France and Germany, which will allow us to maximize the potential for our brands in these key markets. Our plans for fiscal 2017 call for a challenged global economy and retail environment, yet we are continuing to invest for the long-term growth of the company. We expect the continued implementation of our stated strategy by our talented team to result in sustained long-term profitable growth for our company and increased value for our shareholders.”

Mr. Grinberg added, “Our balance sheet remains exceptionally strong, with approximately $228 million in cash and inventory down over the prior year. Our strong financial position allowed us to repurchase close to 1,860,000 shares for $48.7 million in fiscal 2016. Additionally, we are pleased to announce that our Board of Directors authorized a new $50 million share repurchase program and has also approved an 18% increase in our quarterly dividend to $0.13 per share.”

In a separate press release issued today, the Company also announced that Rick Coté, Vice Chairman and Chief Operating Officer, will retire in June 2016. Mr. Coté will remain on the Board of Directors of Movado Group, in which capacity he will continue to serve as a trusted advisor to the Company. The Company does not plan to replace the Chief Operating Officer role.

Efraim Grinberg, Chairman and Chief Executive Officer, commented, “I want to thank Rick for his significant contributions to Movado Group. He has assisted the Company in developing the operating strategy that has led to our consistent growth. He has been a great partner and friend and I am pleased to have Rick continue as a member of our Board.”

During the fourth quarter of fiscal 2016, the Company recorded a $1.3 million pre-tax charge, or $0.06 per diluted share, related to previously announced operating efficiency initiatives and other items. During the first quarter of fiscal 2016, the Company recorded a $2.7 million pre-tax charge, or $0.10 per diluted share, also related to operating efficiency initiatives and other items. The Company reported no unusual items for the fourth quarter and full fiscal year of 2015.
Fourth Quarter Fiscal 2016 Results (See attached table for GAAP and non-GAAP measures)
—	Net sales increased 7.0% to $143.3 million compared to $133.9 million in the fourth quarter of fiscal 2015. Net sales on a constant dollar basis increased 10.1% compared to net sales in the fourth quarter of fiscal 2015.
—	Gross profit was $75.4 million, or 52.6% of sales, compared to $67.4 million, or 50.3% of sales in the same period last year. Adjusted gross profit for the fourth quarter of fiscal 2016, which excludes a $0.1 million adjustment in charges related to operating efficiency initiatives and other items, was $75.3 million, or 52.5% of sales. The increase in adjusted gross margin percentage was primarily driven by a favorable shift in channel and product mix, selective price increases and certain sourcing improvements, partially offset by the unfavorable impact of changes in foreign currency exchange rates.
—	Operating expenses increased $6.5 million or 11.3% to $63.8 million in the fourth quarter of fiscal 2016 from $57.3 million in the fourth quarter last year. For the fourth quarter of fiscal 2016, adjusted operating expenses were $62.4 million, which excludes $1.4 million of expenses related to operating efficiency initiatives and other items. The increase in adjusted operating expenses was primarily the result of an increase in compensation and benefit expenses, higher marketing expenses and an increase in other operating expenses, partially offset by the impact of foreign currency exchange rates.
—	Operating income in the fourth quarter was $11.5 million compared to operating income of $10.1 million in the prior year period. Adjusted operating income for the fourth quarter of fiscal 2016, excluding $1.3 million of expenses related to operating efficiency initiatives and other items, was $12.9 million.
—	Both the tax provision and the adjusted tax provision for income tax was $2.9 million compared to a tax provision of $33,000 in the fourth quarter of fiscal 2015.
—	Net income was $7.9 million, or $0.34 per diluted share, compared to net income of $10.1 million, or $0.40 per diluted share, for the same period in the prior year. Adjusted net income in the fourth quarter of fiscal 2016, excluding $1.3 million of expenses, net of tax, related to operating efficiency initiatives and other items, was $9.2 million, or $0.40 per diluted share.

Full Year Fiscal 2016 Results (See attached table for GAAP and Non-GAAP measures)
—	Net sales increased 1.4% to $594.9 million compared to net sales of $587.0 million in fiscal 2015. Net sales on a constant dollar basis increased 5.5% compared to net sales in fiscal 2015.
—	Gross profit was $316.9 million, or 53.3% of sales, compared to gross profit of $310.1 million, or 52.8% of sales, last year. Adjusted gross profit for fiscal 2016, which excludes $0.6 million in charges related to operating efficiency initiatives and other items, was $317.6 million, or 53.4% of sales. The increase in adjusted gross margin percentage was primarily driven by a favorable shift in channel and product mix, selective price increases and certain sourcing improvements, mostly offset by the unfavorable impact of changes in foreign currency exchange rates.
—	Operating expenses increased $8.3 million or 3.5% to $246.8 million in fiscal 2016 from operating expenses of $238.5 million last year. For fiscal 2016, adjusted operating expenses were $243.4 million, which excludes $3.4 million of expenses related to operating efficiency initiatives and other items. The increase in adjusted operating expenses was primarily the result of an increase in compensation and benefit expenses, higher marketing expenses, and an increase in other operating expenses partially offset by the impact of foreign currency exchange rates.
—	Operating income for fiscal 2016 was $70.1 million as compared to operating income of $71.5 million for fiscal 2015. Adjusted operating income for fiscal 2016, excluding $4.0 million of expenses related to operating efficiency initiatives and other items, was $74.1 million.
—	The effective tax rate for fiscal 2016 was 33.8%. The adjusted effective tax rate for fiscal 2016 was 32.1% as compared to the effective tax rate of 27.1% in fiscal 2015. The increase in the adjusted effective tax rate is primarily due to the tax impact of fluctuations in losses incurred by certain foreign operations.
—	Net income was $45.1 million, or $1.90 per diluted share, for fiscal 2016 compared to net income of $51.8 million, or $2.02 per diluted share, for the prior year. Adjusted net income in fiscal 2016, which excludes $3.9 million of expenses, net of tax, related to operating efficiency initiatives and other items, was $49.0 million or $2.06 per diluted share.

Mr. Grinberg concluded, “Our fiscal 2017 guidance reflects our expectation that the retail environment will remain challenging. Additionally, as we continue to expand our brands globally, our strategic growth plans for fiscal 2017 include continued investments in marketing, brand building programs and our connected watch initiatives. As a result, we are planning for sales of $585 million to $600 million and diluted earnings per share of $1.85 to $2.00.”

Fiscal 2017 Guidance
In fiscal 2017, the Company anticipates that net sales will be in a range of $585.0 million to $600.0 million and operating income will be approximately $65.0 million to $70.0 million. The Company anticipates net income in fiscal 2017 to be approximately $43.3 million to $46.7 million, or $1.85 to $2.00 per diluted share, reflecting a 32% anticipated effective tax. The Company's guidance also assumes no further significant fluctuations from prevailing foreign currency exchange rates.

The Company anticipates recording an approximate $2.0 million pre-tax charge for the immediate vesting of stock awards and certain other compensation related to Rick Coté’s retirement in fiscal 2017. The Company expects this charge, which is excluded from its guidance, to be recorded in the first quarter of fiscal 2017.

Quarterly Dividend Increase and Share Repurchase Program
The Company also announced that the Board of Directors approved an 18% increase in the Company’s quarterly cash dividend to $0.13 for each share of the Company’s outstanding common stock and class A common stock. This dividend will be paid on April 26, 2016 to all shareholders of record as of the close of business on April 12, 2016.

On March 31, 2016, the Board of Directors authorized a new share buyback program in the amount of $50 million. The authorization expires on September 30, 2017, subject to extension or earlier termination by the Board. Under this share buyback program, the Company may purchase its outstanding common shares from time to time in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The extent to which the Company repurchases its shares, and the timing of such transactions, will depend upon a variety of factors, including market and industry conditions, share price, regulatory requirements and other corporate considerations, as determined by the Company from time to time. The authorization may be suspended or discontinued at any time without notice.

During the fourth quarter of fiscal 2016, the Company repurchased approximately 111,000 shares under its previous $100 million share repurchase program which expired on January 31, 2016.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 31st, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (888) 299-7209.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 31, 2016 until 11:59 p.m. ET on April 7, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1871874.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin and adjusted operating expenses, which are gross profit, gross margin and operating expenses, respectively, under GAAP, adjusted to eliminate charges for operating efficiency initiatives and other unusual items. The Company is also presenting adjusted operating income and adjusted tax provision, which is operating income and tax provision under GAAP, adjusted to eliminate charges for operating efficiency initiatives and other unusual items. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after tax impact of the charges for operating efficiency initiatives and other unusual items. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements.These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2016	2015	2016	2015

Net sales	$143,264	$133,911	$594,923	$586,980

Cost of sales	67,913	66,528	277,993	276,998

Gross profit	75,351	67,383	316,930	309,982

Operating expenses	63,807	57,318	246,823	238,495

Operating income	11,544	10,065	70,107	71,487

Interest expense	(382)	(217)	(1,109)	(489)
Interest income	22	69	127	166

Income before income taxes	11,184	9,917	69,125	71,164

Provision for income taxes	2,902	33	23,360	19,264

Net income	8,282	9,884	45,765	51,900

Less: Net income / (loss) attributed to noncontrolling interests	394	(167)	671	124

Net income attributed to Movado Group, Inc.	$7,888	$10,051	$45,094	$51,776

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.34	$0.40	$1.90	$2.02
Weighted diluted average shares outstanding	23,317	25,326	23,774	25,581

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2016	2015

Total Net sales	$143,264	$133,911	7.0%	10.1%

	As Reported			% Change
	Twelve Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2016	2015

Total Net sales	$594,923	$586,980	1.4%	5.5%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended January 31, 2016
As Reported (GAAP)	$143,264	$75,351	$11,544	$11,184	$7,888	$0.34
Operating Efficiency Initiatives and Other Items (1)	-	(72)	1,326	1,326	1,333	0.06
Adjusted Results (Non-GAAP)	$143,264	$75,279	$12,870	$12,510	$9,221	$0.40

Three Months Ended January 31, 2015
As Reported (GAAP)	$133,911	$67,383	$10,065	$9,917	$10,051	$0.40

Twelve Months Ended January 31, 2016
As Reported (GAAP)	$594,923	$316,930	$70,107	$69,125	$45,094	$1.90
Operating Efficiency Initiatives and Other Items (1)	-	621	3,996	3,996	3,869	0.16
Adjusted Results (Non-GAAP)	$594,923	$317,551	$74,103	$73,121	$48,963	$2.06

Twelve Months Ended January 31, 2015
As Reported (GAAP)	$586,980	$309,982	$71,487	$71,164	$51,776	$2.02

 (1) Related to a charge for severance, occupancy expenses and the write-off of certain fixed assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2016	2015
ASSETS

Cash and cash equivalents	$228,188	$199,852
Trade receivables, net	71,030	74,106
Inventories	162,465	170,788
Other current assets	27,352	34,097
Total current assets	489,035	478,843

Property, plant and equipment, net	38,553	46,673
Deferred and non-current income taxes	20,323	19,985
Other non-current assets	37,259	37,522
Total assets	$585,170	$583,023

LIABILITIES AND EQUITY

Loans payable to bank, current	$5,000	$-
Accounts payable	27,308	27,767
Accrued liabilities	28,570	25,921
Accrued payroll and benefits	11,047	5,012
Income taxes payable	6,257	7,147
Total current liabilities	78,182	65,847

Loans payable to bank	35,000	-
Deferred and non-current income taxes payable	2,640	3,695
Other non-current liabilities	28,201	29,196
Noncontrolling interests	595	2,076
Shareholders' equity	440,552	482,209
Total liabilities and equity	$585,170	$583,023

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2016	2015
Cash flows from operating activities:
Net income	$45,765	$51,900
Depreciation and amortization	13,156	12,469
Other non-cash adjustments	5,367	15,675
Operating efficiency initiatives and other items	3,996	-
Changes in working capital	5,290	(20,216)
Changes in non-current assets and liabilities	1,016	(232)
Net cash provided by operating activities	74,590	59,596

Cash flows from investing activities:
Capital expenditures	(8,070)	(11,132)
Proceeds from short-term investments	-	33,736
Long-term investments	(435)	(1,200)
Other investing	(650)	189
Net cash (used in) / provided by investing activities	(9,155)	21,593

Cash flows from financing activities:
Proceeds from bank borrowings	50,000	-
Repayments of bank borrowings	(10,000)	-
Dividends paid	(10,312)	(10,104)
Stock repurchase	(48,748)	(26,382)
Purchase of incremental ownership of joint venture with TWC	(4,267)	-
Other financing	(395)	306
Net cash (used in) financing activities	(23,722)	(36,180)

Effect of exchange rate changes on cash and cash equivalents	(13,377)	(2,816)
Net change in cash and cash equivalents	28,336	42,193
Cash and cash equivalents at beginning of year	199,852	157,659

Cash and cash equivalents at end of year	$228,188	$199,852